Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP AND NOVANT HEALTH EXTEND LABORATORY SERVICES AGREEMENT
Extension Demonstrates Value of LabCorp’s Health System Collaborations

Burlington, NC, April 3, 2017 - LabCorp® (NYSE: LH) and Novant Health have agreed to a multi-year extension of their Technical Services Agreement, which was first implemented in 2012. Under the agreement, LabCorp Diagnostics provides Novant Health with laboratory management services for all Novant Health acute care facilities.

In addition to the Technical Support Agreement, LabCorp Diagnostics serves as the primary reference laboratory for Novant Health facilities and the Novant Health Medical Group, and supports Novant Health’s hospital-based pathology services, providing a comprehensive range of laboratory solutions. LabCorp’s differentiated services, including enhanced IT and data analytics and standardized testing platforms, help Novant Health provide its patients with high-quality, high-value laboratory diagnostics.
“Our relationship with Novant Health represents the deeply-engaged collaborations LabCorp seeks, and which provide significant benefits to all stakeholders,” said Gary Huff, CEO of LabCorp Diagnostics. “LabCorp and Novant Health are driving laboratory innovation and enterprise-wide solutions, reflecting our shared goals to improve the health and lives of individuals and communities. We are pleased to help Novant Health deliver on its commitment to provide a remarkable patient experience.”

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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